EXHIBIT 99.1
OSG
Overseas Shipholding Group, Inc.
Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS FIRST QUARTER 2012 RESULTS

Highlights

-	First quarter 2012 TCE revenues were $214.0 million, a 4% increase from $206.6 million in the prior year quarter
-	First quarter 2012 Loss was $34.8 million, or $1.15 per diluted share, compared with a Loss of $34.6 million, or $1.15 per diluted share in the first quarter of 2011
-	Adjusted for special items, first quarter Loss was $37.0 million, or $1.22 per diluted share
-	First quarter 2012 cash flow from operations was $9.5 million
-	Cash and short-term investments was $227 million and availability under an unsecured revolving credit facility was $344 million as of March 31, 2012

New York – May 1, 2012 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the first quarter of fiscal 2012 ended March 31, 2012.

For the quarter ended March 31, 2012, the Company reported TCE1 revenues of $214.0 million, an increase of $7.4 million, or 4%, from $206.6 million in the 2011 quarter.  TCE revenues increased quarter-over-quarter in line with a 559-day increase (6%) in revenue days, which reflected new deliveries of International and U.S. Flag product carriers and the return to service of a previously laid-up U.S. Flag ATB.  Improvement in TCEs in the U.S. Flag unit and for VLCCs and Suezmaxes combined with an increase in U.S. Flag revenue days to more than offset lower TCEs earned in the smaller Crude sectors.  In the International Products segment, fleet expansion coupled with slightly higher spot TCEs earned by MRs led to a $6.6 million increase in TCE revenues.  The $13.3 million decline in International Crude TCE revenues to $75.5 million reflects a lower average segment TCE rate and the continued net reduction of chartered-in tonnage.  High bunker prices continued to pressure TCE revenues across the spot fleet.  Net loss (Loss2) for the quarter ended March 31, 2012 was $34.8 million, or $1.15 per diluted share, compared with a Loss of $34.6 million, or $1.15 per diluted share, in the same period in 2011.  Adjusted for special items that reduced the Loss by $2.1 million, or $0.07 per diluted share, the first quarter Loss was $37.0 million, or $1.22 per diluted share, compared with a Loss of $34.7 million, or $1.15 per diluted share, in the first quarter of 2011.  Details on special items are provided later in this press release.

Morten Arntzen, President and CEO stated, “Rates in our International Flag segments continue to be weak and volatile, but have improved from the last six months of 2011, which we believe was the bottom of the tanker cycle.   The first quarter results for our International Products business were negatively impacted by an unseasonably warm winter, while the Crude market continues to struggle with excess supply.  We began this quarter with healthier crude rates and a more balanced products market as the driving season in the U.S. approaches.  At the same time, we are getting satisfying contributions from our U.S. Flag, LNG and FSO businesses.”

Mr. Arntzen concluded, “We remain intensely focused on executing a number of actions to strengthen the Company operationally and financially.  These include further expense reduction initiatives on shore, a fleetwide effort to reduce fuel consumption at sea and a number of initiatives to increase liquidity.  In this volatile environment, we will continue our patient approach to acquisitions, charter-in opportunities and newbuilding projects.”

1 See Appendix 1 for reconciliation of TCE (time charter equivalent) revenues, a non-GAAP measure, to shipping revenues.
2 References to Results, Earnings or Loss refers to Net Income / (Loss).

Select Quarterly Income Statement Detail

-
The $7.5 million increase in TCE revenues for the quarter ended March 31, 2012 from the year-earlier quarter is principally due to a 6% increase in revenue days of 559 days.  Persistently firm bunker prices continue to depress spot TCEs across the OSG fleet.

•
TCE revenues in the International Crude segment decreased by $13.3 million, or 15%, to $75.5 million on 166 (4%) fewer revenue days as the Company continued to redeliver chartered-in vessels that had generated losses in recent quarters.  VLCC spot rates firmed slightly on 66 fewer revenue days as redeliveries of time chartered-in vessels were partially offset by the delivery of two owned newbuildings in July 2011 and January 2012.  Suezmax TCE revenues increased significantly as the Company increased its exposure through short-term time charters-in at attractive rates (resulting in a 60% increase of 193 revenue days) in a sector that displayed considerable strength in the first quarter – the realized spot TCE more than doubled sequentially and rose 55% from the first quarter of 2011.   Average spot TCEs fell in the Aframax (-13%) and Panamax (-28%) sectors, while reduced lightering volumes negatively impacted the TCE rates realized in Aframax Lightering fleet (-27%).  TCEs in all Crude classes showed sequential improvement from fourth quarter 2011 levels.

•
International Products revenues increased by $6.6 million, or 15%, to $51.9 million.  The increase in the daily spot and fixed TCE rates achieved in the MR class largely offset weakness in the LR1 class where the realized spot TCE rate declined by 45% quarter-on-quarter.  The 16% increase of 526 revenue days reflected the delivery of two owned and three time chartered-in MRs and two owned LR1s since the beginning of the first quarter of 2011.

•
TCE revenue in the U.S. Flag segment increased by $15.0 million, or 22%, to $83.5 million, on higher realized TCEs in each vessel class and an increase of 197 revenue days (11%) that was due to the deliveries of two newbuildings, one bareboat chartered-in product carrier and one shuttle tanker (post-conversion), since the first quarter of 2011 and the return to service from layup of the OSG 214 in the third quarter of 2011.  Realized TCEs increased on U.S. Flag product carriers as time charters were added or replaced at sequentially higher rates, and also rose on ATBs as a result of higher spot rates and improved utilization.

-
Vessel expenses increased $1.3 million, or 2%, to $70.7 million from $69.4 million in the prior year period.  In the International Crude unit, a 176-day increase in owned and bareboat chartered-in days stemming from the delivery of two owned newbuild VLCCs since the second quarter of 2011 was more than offset by a $1,200/day decline in average daily operating cost, resulting in a $1.0 million reduction in vessel expenses.  International Products vessel expenses increased by $1.2 million, principally due to a 357-day increase in owned and bareboat chartered-in days resulting from the delivery of four owned product carriers referred to above, partially offset by a $600/day decrease in average daily operating cost.  Vessel expenses increased by $1.2 million in the U.S. Flag unit as a result of the deliveries of the shuttle tanker and the bareboat chartered-in Jones Act product carrier referred to above and the return to service of the OSG 214 from layup (during which operating expenses are reduced).

-
Charter hire expenses increased by $0.4 million to $95.8 million, reflecting changes in the chartered-in fleet and a decrease of $6.2 million in deferred gain amortization, which serves to reduce charter hire expense, resulting from the expiry of the amortization period on prior sales of certain Crude vessels that were subject to leaseback arrangements.  In the Crude fleet, the continued redelivery of time chartered-in VLCCs and Aframaxes against additions to the time chartered-in Suezmax fleet resulted in a net reduction of 298 charter-in days.  The average daily charter rate paid decreased by $1,900/day on rate concessions of $5,000 per day negotiated on time charters-in of two VLCCs and two Aframaxes and the replacement of chartered-in tonnage at lower daily rates.  Charter hire expenses increased in the International Products and U.S. Flag segments as a result of the deliveries of the three time chartered-in MRs and one bareboat chartered-in Jones Act product carrier referred to above.

-
General and administrative expenses were $21.1 million, a decrease of $3.3 million, or 14%, from $24.5 million in the first quarter of 2011.  This reduction was principally the result of a $3.0 million decrease in compensation and benefits, which was driven by headcount reductions and a decrease in incentive compensation accruals for 2012, and a $0.7 million benefit from favorable exchange rate movements, partially offset by an increase of $0.8 million in legal and consulting expenses.

Special Items

Special items in the first quarter of 2012 reduced the quarterly Loss by $2.1 million, or $0.07 per diluted share, and included:

-	Increase in the unrealized gains on bunker swaps of $2.0 million, or $0.07 per diluted share; and
-	Gain on sale of securities and investments of $1.0 million, or $0.03 per diluted share; which were partially offset by
-	Cost incurred to date of $0.9 million, or $0.03 per diluted share, associated with the consolidation of the International flag technical management functions in Athens, Greece.

For a detailed schedule of these special items for the three months ended March 31, 2012 and the prior year quarter, see Reconciling Information, which is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

Liquidity and Other Key Metrics

-
Cash and cash equivalents and short-term investments increased to $227 million from $55 million as of December 31, 2011.  This increase reflects in part the drawdown in February 2012 of $150 million from the unsecured revolving credit facility and the investment thereof in cash instruments, as well as the January 2012 prepayment in full of a secured debt facility in the amount of $49 million.

-
Total debt was $2.24 billion, up from $2.07 billion as of December 31, 2011.  Net debt, consisting of total debt less cash and cash equivalents and short-term investments, was essentially unchanged from the same date at $2.02 billion.

-
Liquidity3 was approximately $0.6 billion including undrawn amounts of $344 million under the Company’s unsecured revolving credit facility which has a maximum capacity of $1.5 billion (reflecting a $150 million reduction in February 2012) and matures in February 2013.  Liquidity-adjusted long term debt to capital4 was 53.0%, a decrease from 56.2% as of December 31, 2011 that was primarily the result of the reclassification of $256 million of long-term revolver balances to current based on the February 2013 maturity date of the current revolver and the $900 million capacity of the forward start facility that replaces it.

-	As of March 31, 2012, 15 vessels constituting 29% of the net book value of the Company’s vessels were pledged as collateral under secured debt facilities.
-
Construction contract commitments were $53 million as of March 31, 2012, including $24 million due in 2012, consisting of the remaining progress payments on two Aframax newbuildings which are scheduled to deliver in 2013.

3 Liquidity is defined as cash plus short-term investments plus availability under the Company’s secured and unsecured credit facilities.
4 Liquidity-adjusted debt is defined as long-term debt reduced by cash and short-term investments.

Segment Activity

Crude Oil
-	During March 2012, OSG redelivered two time chartered-in VLCCs, the DHT Regal and the KHK Vision, to their owners.
-	During May 2012, OSG will redeliver the Overseas Rebecca and the Overseas Ania, two time chartered-in Aframaxes, to their owner after completion of current repositioning voyages.
-
In the year to date, OSG has redelivered 1.7 VLCCs, 2.9 Suezmaxes and 1.0 Aframax previously chartered-in at rates above those earned in the spot markets in 2011.  Over the balance of 2012, the Company is scheduled to redeliver another 1.4 VLCCs, 0.9 Suezmaxes and 4.0 Aframaxes on loss-making time charters to their owners.  The expiry of these charters-in and/or the rechartering of replacement tonnage at current lower rates is expected to have a significant positive impact on the results of OSG’s chartered-in Crude fleet going forward.

Products
-	To address the aforementioned weakness in the clean products markets for LR1s, five of the Company’s six LR1s have been redeployed to the Crude Panamax trade.

U.S. Flag
-
There are no tankers or ATBs in Jones Act fleet in layup, and OSG’s U.S. Flag fleet remains fully employed.  This is reflective of firmer trading conditions in the Jones Act market, which is experiencing generally higher rates and utilization with increasing inquiry for period business.  In the year 2012 to date, OSG’s Jones Act product carriers have been renewed at rates in excess of expiring rates, with each successive renewal rate higher than the last.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved between spot and fixed charter rates and the related revenue days for the three months ended March 31, 2012 and the comparable period of 2011.  Revenue days in the quarter ended March 31, 2012 totaled 10,151 compared with 9,592 in the prior year quarter.  A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
	Spot	Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC
Average TCE Rate	$24,309	$—		$24,131	$—
Number of Revenue Days	1,206	—	1,206	1,272	—	1,272
Suezmax
Average TCE Rate	$24,962	$—		$16,065	$—
Number of Revenue Days	517	—	517	324	—	324
Aframax
Average TCE Rate	$12,809	$15,101		$14,746	$21,385
Number of Revenue Days	663	173	836	912	176	1,088
Aframax – Lightering
Average TCE Rate	$18,925	$—		$25,900	$—
Number of Revenue Days	688	—	688	635	—	635
Panamax 2
Average TCE Rate	$14,941	$13,364		$20,720	$17,318
Number of Revenue Days	441	364	805	450	360	810
Other Crude Oil Revenue Days 1	91	—	91	179	—	179
Total Crude Oil Revenue Days	3,606	537	4,142	3,772	536	4,308
Business Unit – Products
LR1
Average TCE Rate	$10,586	$13,924		$19,279	$—
Number of Revenue Days	425	121	546	343	—	343
MR
Average TCE Rate	$13,752	$15,115		$12,864	$14,322
Number of Revenue Days	3,056	273	3,329	2,623	355	2,978
Other Product Revenue Days	—	—	—	28	—	28
Total Refined Products Revenue Days	3,481	393	3,875	2,994	355	3,349
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$53,891	$51,761		$12,606	$49,924
Number of Revenue Days	34	1,030	1,064	72	893	966
ATB
Average TCE Rate	$26,977	$—		$24,186	$—
Number of Revenue Days	634	—	634	532	—	532
Lightering
Average TCE Rate	$44,349	$—		$39,045	$—
Number of Revenue Days	253	—	253	258	—	258
Total U.S. Flag Revenue Days	921	1,030	1,951	862	893	1,755
Other – Number of Revenue Days	—	182	182	—	180	180
TOTAL REVENUE DAYS	8,009	2,142	10,151	7,628	1,964	9,592

1
Other Crude Oil revenue days includes the Company’s ULCC and, for the quarter ended March 31, 2011, one double-sided Aframax which had substantial idle time during such period and was previously included in Aframax Lightering.

2	Includes one vessel performing a bareboat charter-out during the three months ended March 31, 2011.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended March 31,
	2012	2011
Shipping Revenues:
Pool revenues	$72,526	$77,217
Time and bareboat charter revenues	67,985	60,456
Voyage charter revenues	151,867	125,995
Total Shipping Revenues	292,378	263,668
Operating Expenses:
Voyage expenses	78,349	57,106
Vessel expenses	70,703	69,409
Charter hire expenses	95,771	95,350
Depreciation and amortization	49,262	42,308
General and administrative	21,136	24,468
Severance and relocation costs	905	-
(Gain)/Loss on disposal of vessels	(106)	868
Total Operating Expenses	316,020	289,509
Loss from Vessel Operations	(23,642)	(25,841)
Equity in Income of Affiliated Companies	7,080	5,642
Operating Loss	(16,562)	(20,199)
Other Income	3,412	1,824
	(13,150)	(18,375)
Interest Expense	(23,010)	(17,739)
Loss before Income Taxes	(36,160)	(36,114)
Income Tax Benefit	1,347	1,556
Net Loss	$(34,813)	$(34,558)

Weighted Average Number of Common Shares Outstanding:
Basic	30,282,899	30,210,882
Diluted	30,282,899	30,210,882
Per Share Amounts:
Basic	$(1.15)	$(1.15)
Diluted	$(1.15)	$(1.15)
Cash dividends declared	-	$0.4375

Consolidated Balance Sheets

($ in thousands)	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$213,353	$54,877
Short-term investments	13,339	-
Voyage receivables	191,977	168,313
Other receivables	51,763	52,337
Inventories , prepaid expenses and other current assets	44,957	66,620
Total Current Assets	515,389	342,147
Vessels and other property, including construction in progress of $78,255 and $239,768, less accumulated depreciation	3,216,701	3,226,923
Deferred drydock expenditures, net	69,064	66,023
Total Vessels, Deferred Drydock and Other Property	3,285,765	3,292,946

Investments in affiliated companies	266,184	251,385
Intangible assets, less accumulated amortization	75,862	77,158
Goodwill	9,589	9,589
Other assets	48,275	61,124
Total Assets	$4,201,064	$4,034,349

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$135,559	$125,111
Current installments of long-term debt	283,097	14,990
Total Current Liabilities	418,656	140,101

Long-term debt	1,961,418	2,050,902
Deferred gain on sale and leaseback of vessels	7,688	11,051
Deferred income taxes and other liabilities	277,247	277,050
Total Liabilities	2,665,009	2,479,104
Equity
Total Equity	1,536,055	1,555,245
Total Liabilities and Equity	$4,201,064	$4,034,349

Consolidated Statements of Cash Flows

($ in thousands)	Three Months Ended March 31,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(34,813)	$(34,558)
Items included in net loss not affecting cash flows:
Depreciation and amortization	49,262	42,308
Amortization of deferred gain on sale and leasebacks	(3,363)	(9,580)
Amortization of debt discount and other deferred financing costs	1,071	782
Compensation relating to restricted stock and stock option grants	2,107	2,451
Deferred income tax benefit	(1,683)	(1,055)
Unrealized gains on forward freight agreements and bunker swaps	(2,022)	(688)
Undistributed earnings of affiliated companies	1,760	(1,104)
Deferred payment obligations on charters-in	1,392	1,284
Other – net	1,344	1,096
Items included in net loss related to investing and financing activities:
Gain on sale of securities and investments – net	(1,018)	(431)
Loss / (gain) on disposal of vessels – net	(106)	868
Payments for drydocking	(10,829)	(2,863)
Changes in operating assets and liabilities	6,369	11,945
Net cash provided by operating activities	9,471	10,455
Cash Flows from Investing Activities:
Long-term investments	(26)	(13,406)
Proceeds from sale of marketable securities and investments	109	960
Expenditures for vessels	(29,343)	(63,653)
Proceeds from disposal of vessels	-	8,737
Expenditures for other property	(527)	(320)
Distributions from affiliated companies – net	-	556
Other – net	472	47
Net cash used in investing activities	(29,315)	(67,079)
Cash Flows from Financing Activities:
Purchases of treasury stock	(283)	(824)
Issuance of debt, net of issuance costs and deferred finance costs	229,000	84,541
Payments on debt	(50,515)	(9,902)
Cash dividends paid	-	(13,384)
Issuance of common stock upon exercise of stock options	103	225
Other – net	15	-
Net cash provided by financing activities	178,320	60,656
Net increase in cash and cash equivalents	158,476	4,032
Cash and cash equivalents at beginning of year	54,877	253,649
Cash and cash equivalents at end of period	$213,353	$257,681

Fleet Information

As of March 31, 2012, OSG’s owned and operated fleet totaled 113 International Flag and U.S. Flag vessels compared with 108 at March 31, 2011.  Fifty-nine percent, or 67 vessels, were owned as of March 31, 2012, with the remaining vessels bareboat or time chartered-in.  OSG’s newbuild program consisted of two owned Aframax crude carriers.  The Company’s fleet list excludes vessels chartered-in where the duration of the charter was one year or less at inception.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at March 31, 2012
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	11	11.0	2	2.0	13	13.0	4,106,744
Suezmax	—	—	3	2.9	3	2.9	475,484
Aframax	6	6.0	3	3.0	9	9.0	1,011,501
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	2	2.0	4	4.0	6	6.0	598,012
International Flag Crude Tankers	30	29.0	12	11.9	42	40.9	7,682,621

LR1	4	4.0	2	2.0	6	6.0	445,154
MR 1	16	16.0	21	21.0	37	37.0	1,776,096
International Flag Product Carriers	20	20.0	23	23.0	43	43.0	2,221,250

Chemical Carrier	—	—	1	1.0	1	1.0	19,986
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	51	50.0	36	35.9	87	85.9	9,939,958

Handysize Product Carriers 2	2	2.0	10	10.0	12	12.0	561,117
Clean ATBs	7	7.0	—	—	7	7.0	195,616
Lightering ATBs	3	3.0	—	—	3	3.0	121,560
Total U.S. Flag Operating Fleet	12	12.0	10	10.0	22	22.0	878,293

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	67	64.0	46	45.9	113	109.9	10,818,251 and 864,800 cbm
Newbuild Fleet
International Flag
Aframax	2	2.0	—	—	2	2.0	226,000
Total Operating & Newbuild Fleet	69	66.0	46	45.9	115	111.9	11,044,251 and 864,800 cbm

1   Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carriers segment
2   Includes two owned shuttle tankers, the Overseas Cascade and the Overseas Chinook

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2012	2011
Time charter equivalent revenues	$214,029	$206,562
Add: Voyage Expenses	78,349	57,106
Shipping revenues	$292,378	$263,668

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
($ in thousands)	2012	2011
Expenditures for vessels	$29,343	$63,653
Investments in and advances to affiliated companies	—	—
Payments for drydockings	10,829	2,863
	$40,172	$66,516

Appendix 3 – Second Quarter 2012 TCE Rates

The Company has achieved the following average estimated TCE rates for the second quarter of 2012 for the percentage of days booked for vessels operating through April 20, 2012.  The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate.  All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.

		Second Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 4/20/12	Open as of 4/20/12	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$33,000	402	735	1,137	35%
Suezmax – Spot	$21,000	184	257	442	42%
Suezmax – Period	$20,500	43	—	43	100%
Aframax – Spot	$11,000	362	586	948	38%
Aframax – Period	$17,000	39	—	39	100%
Aframax Lightering – Spot	$19,000	230	285	515	45%
Panamax – Spot	$17,000	105	302	408	26%
Panamax – Period	$13,000	302	—	302	100%
Business Unit – Refined Petroleum Products
LR1 – Spot	$11,000	155	300	455	34%
LR1 – Period	$14,000	91	—	91	100%
MR – Spot	$15,500	912	2,149	3,061	30%
MR – Period	$15,500	273	—	273	100%
Business Unit – U.S. Flag
Product Carrier – Time	$52,000	1,053	—	1,053	100%
ATB – Spot	$27,500	495	100	595	83%

Appendix 4 – 2012 Fixed TCE Rates
The following table shows average estimated TCE rates and associated days booked for the third and fourth quarters of 2012 as of April 20, 2012.

	Fixed Rates and Revenue Days as of 4/20/12
	3Q2012	4Q2012
Business Unit – Crude Oil
Suezmax
Average TCE Rate	$16,500	$16,500
Number of Revenue Days	24	24
Aframax
Average TCE Rate	$20,500	$20,500
Number of Revenue Days	43	43
Panamax
Average TCE Rate	$12,000	$11,500
Number of Revenue Days	368	319
Business Unit – Refined Petroleum Products
MR
Average TCE Rate	$15,000	$15,000
Number of Revenue Days	184	147
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$54,000	$54,000
Number of Revenue Days	1,051	955

# # #

Conference Call Information
OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (877) 941-2068 (domestic) and (480) 629-9712 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations/Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone through May 9, 2012; the number for the replay is (877) 870-5176 (domestic) and (858) 384-5517 (international).  The passcode for the replay is 4529590.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the second quarter of 2012 and for the third and fourth quarters of 2012, OSG’s ability to reduce general and administrative expense and operating cost and to achieve fuel cost savings across OSG’s fleet, the profitability in 2012 of certain business units, OSG’s ability to achieve its liquidity goals, timely delivery of newbuildings in accordance with contractual terms, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2011 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  John F. Collins, Jr., Vice President Investor Relations, OSG Ship Management, Inc. at  +1 212.578.1699.